UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 29, 2009
COREL CORPORATION
(Exact name of Registrant as specified in its Charter)

CANADA (State or other Jurisdiction) of Incorporation)	000-20562 (Commission File Number)	98-0407194 (IRS Employer Identification No.)
1600 Carling Avenue
Ottawa, Ontario
Canada
K1Z 8R7
(613) 728-0826
(Address of principal executive offices)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Item 9.01 Financial Statements and Exhibits.
SIGNATURES
EXHIBIT INDEX
EX-99.1 Press Release dated July 29, 2009

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On July 29, 2009, Corel Corporation (the “Company”) announced that Kris Hagerman, who joined the Company as interim Chief Executive Officer in May 2008, will assume the role of Chief Executive Officer on a permanent basis, effective immediately. The Company also announced on July 29, 2009 the appointment of Joe Roberts as Executive Vice President, Products, on a permanent basis and the planned departure of Doug McCollam as Chief Financial Officer.
The Company previously announced on May 5, 2008, that Mr. Hagerman had been appointed as interim Chief Executive Officer, and he has served in that capacity since May 8, 2008. Prior to his tenure with the Company, Mr. Hagerman, 45, served as a Senior Advisor at Vector Capital, an indirect holder of approximately 69% of Corel’s outstanding common shares. From 2005 to 2007, Mr. Hagerman served as Senior Vice President of the Storage and Server Management Group of Symantec Corporation (“Symantec”), a provider of infrastructure software, and then as Group President of Symantec’s Data Center Management Group. Prior thereto, he served as Executive Vice President and General Manager of the Storage and Server Management Group for Veritas Software Corporation (“Veritas”), a provider of storage management systems. From 2001 to 2004, Mr. Hagerman held executive positions with Veritas including Vice President of Alliances, Vice President of Strategic Operations, followed by Senior Vice President of Strategic Operations and Executive Vice President of Strategic Operations. Mr. Hagerman received his MBA from Stanford University.
There are no arrangements between Mr. Hagerman and any other person pursuant to which Mr. Hagerman was selected as Chief Executive Officer, nor are there any transactions to which the Company was or is a participant and in which Mr. Hagerman has a material interest subject to disclosure under Item 404(a) of Regulation S-K.
Mr. Hagerman has no family relationship with any director or executive officer which would otherwise be subject to disclosure under this Item 5.02.
On July 28, 2009, the Company and Mr. Hagerman substantially finalized the terms on which Mr. Hagerman shall serve as the Chief Executive Officer of the Company effective as of July 28 and unless and until terminated by either party upon written notice.
Mr. Hagerman will receive an annual base salary of $600,000 for the term of the agreement, subject to annual review and adjustment by the Board of Directors. Mr. Hagerman is also eligible to participate in the Company’s Annual Incentive Plan with a target incentive of $400,000. The specific targets are set by the Board of Directors annually in consultation with Mr. Hagerman and reflect achievement of management objectives, corporate revenue and corporate EBITDA.
In the event that Mr. Hagerman’s employment by the Company is terminated without cause, he is entitled to severance compensation equal to 12 months’ base salary plus a pro rata portion of the incentive compensation for the balance of the fiscal year (assuming 100% achievement), as well as 12 months’ additional medical benefits coverage. If the Company completes a Significant Event (as defined in the Company’s 2006 Equity Incentive Plan), then all of Mr. Hagerman’s unvested options will be deemed to vest on completion of that event, provided that, if Mr. Hagerman departs the Company within 6 months after the Significant Event, he will be required to forfeit the accelerated options or any common shares or cash received in connection with those accelerated options.
Mr. McCollam will be departing as Chief Financial Officer of the Company to take a career sabbatical, but will remain with the Company in that position until a permanent replacement is identified and to assist during a transition period. The Company is currently conducting a search for a replacement Chief Financial Officer. Mr. McCollam’s employment agreement has recently been amended to provide that, in the event that his employment by the Company is terminated without cause and, if requested by the Company, he completes a 30 day transition period with the replacement Chief Financial Officer, then he is entitled to be paid (1) a pro rated portion of his AIP (assuming 50% achievement), (2) severance compensation equal to 12 months’ base salary plus target incentive compensation (assuming 100% achievement), (3) 12 months’ additional medical benefits coverage, and (4) in lieu of the remainder of his outstanding retention bonus, an amount equal to 30% of his base pay from July 1, 2009 until the completion of the 30 day transition period.
Mr. Roberts is joining the Company on a permanent basis as Executive Vice President, Products. The Company previously announced on March 24, 2009, that Mr. Roberts had been hired as the Interim Executive Vice President, Products.
Item 9.01 Financial Statements and Exhibits.
     The following exhibits are filed with this Form 8-K:

Exhibit	Description

99.1	Press Release dated July 29, 2009.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.
Date: July 31, 2009

COREL CORPORATION
By:	/s/ DARREN SUKONICK
	Name:	Darren Sukonick
	Title:	Interim General Counsel

EXHIBIT INDEX

Exhibit	Description

99.1	Press release dated July 29, 2009.